Exhibit 10.8

INTERMEDIA.NET, INC.

FIRST AMENDMENT TO MICHAEL GOLD

AMENDED & RESTATED EMPLOYMENT AGREEMENT

DATED: MARCH __, 2021

WHEREAS, Intermedia.net, Inc., a Delaware corporation (the “Company”), and Michael Gold (“Executive”), entered into an Amended and Restated Employment Agreement, effective as of February 1, 2017 (the “Agreement”); and

WHEREAS, the Company and Executive now wish to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

1. Section 7(b) is hereby amended and restated in its entirety as follows:

“(b) Voluntary Resignation for Good Reason or Termination for other than Cause, Death or Disability. If Executive resigns from employment for Good Reason, or if the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, then, in each case, subject to Section 8, Executive will be entitled to (i) continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for eighteen (18) months from the date of termination of Executive’s employment (the “Severance Period”), which will be paid in accordance with the Company’s regular payroll procedures and less any applicable withholding, beginning on the Company’s first regularly scheduled payroll date after the Release Effective Date; (ii) a pro-rated portion of his Target Amount for the year during which he terminates his employment (pro-rated by multiplying the total Target Amount by a ratio, the numerator of which is equal to the number of days Executive was employed by the Company during the applicable year and the denominator of which is equal to 365), determined in accordance with Section 3(b) above only for the year during which such termination or resignation occurs, which amount shall be paid by a lump sum cash payment within seven (7) days of the Release Effective Date; and (iii) if Executive is participating in the group health insurance plans of the Company on the effective date of his termination, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay directly to the applicable carrier as and when due that portion of Executive’s COBRA premiums that the Company was paying on behalf of Executive and his eligible dependents, if any, for such group health coverage immediately prior to the termination, subject to applicable tax withholdings, until the earliest of (a) the expiration of the eighteen (18) month period after the date of Executive’s termination, (b) the expiration of the COBRA continuation period for which Executive is eligible, and (c) the date Executive obtains comparable health care insurance coverage from any other source (such period, the “COBRA Payment Period”); provided, however, that if the Company determines, in its sole discretion, that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for him and his dependents in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. Executive agrees to promptly notify the Company upon obtaining comparable health insurance coverage. Notwithstanding the above, in any situation in which the time period for Executive to provide an irrevocable Release under Section 8(a) of this Agreement following his termination of employment spans across two calendar years (i.e., assuming the parties use the maximum allowable time under Section 8(a)), then severance payments under Section 7(b) shall not begin until the Company’s first payroll date in the later tax year if such severance payments are subject to Section 409A of the Code and if this delay is necessary to avoid the imposition of taxes or penalties under Section 409A. In addition, notwithstanding anything in the applicable award agreement or plan or any other document governing the terms of Executive’s LTIP Awards (as defined below) to the contrary, all equity or equity-based awards granted under the 2021 Long-Term Incentive Plan of Intermedia Cloud Communications Inc. (“Parent”) or any other equity incentive plan of Parent, as in effect from time to time, that remain outstanding and unvested as of immediately prior to the termination of Executive’s employment (the “LTIP Awards”) shall (i) in the case of LTIP Awards that do not vest based on the achievement of performance metrics, immediately vest and, if applicable, become exercisable, with respect to the portion of each LTIP Award that would have vested had Executive remained continuously employed by the Company through the end of the Severance Period, and (ii) in the case of LTIP Awards that vest based on the achievement of performance metrics, remain outstanding and be settled based on actual performance at the end of the applicable performance period with respect to a prorated portion of each such LTIP Award represented by a fraction (which, notwithstanding the following calculation, shall in no event ever exceed 1.0), the numerator of which is the number of days from the beginning of the applicable performance period to the last date of the Severance Period and the denominator of which is the number of days in the applicable performance period.”

2. Section 7(d) is hereby amended and restated in its entirety as follows:

“(d) Termination Due to Death or Disability. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) is terminated due to Executive’s death or Disability, then (i) all payments of salary, annual bonus and other cash compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and Accrued Obligations); and (ii) notwithstanding anything in the applicable award agreement or plan or any other document governing the terms of Executive’s LTIP Awards to the contrary, all LTIP Awards shall (A) in the case of LTIP Awards that do not vest based on the achievement of performance metrics, immediately vest and, if applicable, become exercisable, with respect to the portion of each LTIP Award that would have vested had Executive remained continuously employed by the Company through the end of the Severance Period, and (B) in the case of LTIP Awards that vest based on the achievement of performance metrics, remain outstanding and be settled based on actual performance at the end of the applicable performance period with respect to a prorated portion of each such LTIP Award represented by a fraction (which, notwithstanding the following calculation, shall in no event ever exceed 1.0), the numerator of which is the number of days from the beginning of the applicable performance period to the last date of the Severance Period and the denominator of which is the number of days in the applicable performance period.”

3. Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the date first written above.

COMPANY:

INTERMEDIA.NET, INC.

By:
Name:
Title:

EXECUTIVE:

Michael Gold

Signature Page to Employment Agreement Amendment